LOAN S U B O R D I N A T I O N

A G R E E M E N T

THIS SECOND LOAN SUBORDINATION AGREEMENT is made the 9th day of July, 2007 between UNIVERSITY BANK, (the “Lender”) having its registered office at 2015 Washtenaw Avenue, Ann Arbor, MI 48104 and i2 TELECOM INTERNATIONAL, INC., (the “Borrower”) having its registered office at 5070 Old Ellis Point Road, Suite 110, Roswell, GA 30076.

WHEREAS, the Borrower and the Lender have entered to that certain Security Agreement, dated January 4, 2007, securing the principal amount of $1,000,000, in favor of the Lender in a second secured position the (“Subordinated Debt”) behind a $1.2 million first security loan by Troon & Co., (the “First Senior Lender”) executed by the Company in favor of the First Senior Lender; and

The Borrower has retired the first security loan by Troon & Co. as of March 5, 2007 and the Borrower has requested that the Lender remain in a Subordinated Debt position in favor of another short term lender Vestal Venture Capital (the “Senior Lender”) who has funded $600,000 on May 4, 2007 and is prepared to fund an additional $650,000 bridge loan and has requested all other debt be subordinated upon the terms of this Loan Subordination Agreement.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.

The Lender shall agree to remain the Subordinated Debt to the Borrower on an aggregate amount of $1,250,000 behind a first security loan by Vestal Venture Capital, executed by the Company in favor of the Senior Lender

2.

The Senior Lender debt in the amount of $600,000 shall have a maturity of August 4, 2007 and is extendable and debt in the amount of $650,000 shall have a maturity of September 9, 2007 and is extendable. The debt shall not become repayable before these dates unless the Borrower closes on a minimum of

$5,000,000 of new financing (the “Triggering Event”). Upon occurrence of Triggering Event, the Company shall retire the New Senior Debt and then also retire the Subordinated Debt.

3.

In exchange for agreeing to subordinate the Subordinated Debt to the New Senior Debt, the Company agrees to lower the exercise price of the option held by University Bank to purchase 250,000 shares of common stock at $0.15 per share, expiring 2/8/2008, to $0.10 per share.

4.

If any of the provisions of this Loan Subordination Agreement is or becomes invalid, illegal or unenforceable under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

5.

This Loan Subordination Agreement forms the entire agreement as to the subordinated liabilities. If there are any other terms relating to the subordinated liabilities existing at the date hereof and not comprised in this Agreement such terms shall be of no further force and effect.

6.	This Loan Subordination Agreement shall be governed by, and construed in accordance with, the law of Georgia.

IN WITNESS whereof the parties hereto have caused this Loan Subordination Agreement to be executed the day and the year first herein written.

i2 TELECOM INTERNATIONAL, INC.

By: Paul R, Arena

Title: Chief Executive Officer

LENDER:

UNIVERSITY BANK

By:_______________________

Title:______________________

By:________________________

Title:_______________________